Exhibit 99.1

VIRGIN MEDIA REPORTS FIRST QUARTER 2008 RESULTS

London, England, May 8, 2008 – Virgin Media Inc. (NASDAQ: VMED) announces results for the quarter ended March 31, 2008.

Quarterly highlights

•                  Continued customer and RGU growth

•                  204,300 total RGU net additions (Q1-07: 145,100)

•                  4,900 on-net customer net additions (Q1-07: 46,900 net disconnects)

•                  On-net churn declined to 1.2% (Q1-07: 1.6%); lowest since 2004(1)

•                  88,400 on-net broadband net additions (Q1-07: 87,900)

•                  29,000 on-net telephony net additions (Q1-07: 63,400 net disconnects)

•                  36,800 TV net additions (Q1-07: 36,100)

•                  59,400 contract mobile net additions (Q1-07: 54,200)

•                  127,600 prepay mobile net disconnections (Q1-07: 115,500 net disconnects)

•                  On-net cable ARPU of £41.91 (Q1-07: £42.75)

•                  Record triple-play penetration of 51.3% (Q1-07: 42.9%)

•                  OCF of £324m (Q1-07: £306m)

•                  Operating loss of £5m (Q1-07: £15m)

Neil Berkett, Chief Executive Officer of Virgin Media, said:

“Our first quarter results represent another solid operational performance. In particular, churn continued to decline, reflecting the emphasis that we have placed on this area. Our results demonstrate that our customers are continuing to respond positively to our compelling consumer propositions. We remain focused on leading in next generation broadband and redefining the TV experience through on-demand. With our focus on customer value, reducing churn and stabilizing ARPU, we are well positioned for growth.”

(1) - pro forma for cable merger in March 2006

Contacts

Investor Relations:

Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media:

M: Communications
Nick Miles:	+44 (0) 20 7153 1530
Georgina Briscoe:	+44 (0) 20 7153 1530
James Hill:	+44 (0) 20 7153 1530

Conference call details

There will be a webcast and conference call for analysts and investors today at 9am ET / 2pm UK time.

The presentation can be accessed live via webcast on the Company’s website, www.virginmedia.com/investors.

Analysts and investors can dial in to the presentation by calling +1 866 966 5335 in the United States or  +44 (0) 20 3023 4472 for international access, passcode “Virgin Media Inc.” for all participants.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Thursday, May 15, 2008.  The dial-in replay number for the US is:  +1 866 583 1035 and the international dial-in replay number is: +44 (0) 20 8196 1998, passcode: 499513#.

Note to the financial and operational results for the three months ended March 31, 2008

OCF is operating income before depreciation, amortization and other charges and is a non-GAAP financial measure. Please see Appendix E for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

SUMMARY FINANCIAL RESULTS (unaudited)

	Q1 2008	Q4 2007	Q1 2007
	£ m	£ m	£ m
Revenue
Cable
Consumer	618.2	621.9	637.3
Business	160.7	163.0	163.0
	778.9	784.9	800.3
Mobile	139.5	151.6	141.0
Content	83.4	114.1	80.6
Total Revenue	1,001.8	1,050.6	1,021.9

OCF	324.2	321.0	305.7

Operating loss	(4.6)	(17.8)	(15.3)

GROUP RESIDENTIAL OPERATIONS STATISTICS (‘000s)	Q1 2008	Q4 2007	Q1 2007

Group RGUs

On-net TV	3,514.9	3,478.1	3,390.0
On-net Digital TV	3,311.4	3,253.5	3,081.1

Broadband
On-net	3,502.3	3,413.9	3,146.4
Off-net	279.5	287.3	270.5
	3,781.8	3,701.2	3,416.9

Telephone
On-net	4,060.4	4,031.4	4,050.6
Off-net	102.4	103.9	65.1
	4,162.8	4,135.3	4,115.7

Mobile
Contract	435.7	376.3	246.3

Total RGUs	11,895.2	11,690.9	11,168.9

Net RGU adds

On-net TV	36.8	61.1	36.1
On-net Digital TV	57.9	86.5	75.2

Broadband
On-net	88.4	106.2	87.9
Off-net	(7.8)	5.0	9.7
	80.6	111.2	97.6

Telephone
On-net	29.0	38.9	(63.4)
Off-net	(1.5)	13.4	20.6
	27.5	52.3	(42.8)

Mobile
Contract	59.4	47.5	54.2

Total Net RGU adds	204.3	272.1	145.1

OVERVIEW

We continued to make excellent progress in the first quarter, both operationally and strategically.

Our strategic priorities are to lead the next generation broadband market in speed and quality and to redefine the mid-market TV experience through on-demand. With respect to broadband, our 4Mb to 10Mb upgrade program is underway and we plan to launch 50Mb later this year. Broadband growth continues and the percentage of customers on our top 20Mb tier continues to grow. We have also significantly enhanced our TV offering with the launch of BBC iPlayer. Both subscriber growth and VOD usage remain strong.

In terms of operational progress, reducing churn remains one of our top priorities and in the first quarter this fell further to 1.2%. We have continued to effectively use cross-sell and up-sell to mitigate pricing pressure. As a result, we have seen ARPU begin to stabilize and are better positioning ourselves for a return to revenue growth. Finally, we have seen the benefits of cost savings come through and drive improvements in OCF.

RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2008

TOTAL REVENUE

Total revenue in the first quarter was £1,001.8m (Q4-07: £1,050.6m; Q1-07: £1,021.9m). The sequential decrease was mainly due to seasonally reduced Content revenue and reduced Mobile revenue. The year-on-year decrease was mainly due to reduced Consumer revenue as discussed further below.

CABLE SEGMENT REVENUE

Consumer

Consumer revenue in the first quarter was £618.2m (Q4-07: £621.9m; Q1-07: £637.3m.) Revenue declined sequentially mainly due to a small reduction in ARPU as discussed below. Revenue was down year-on-year mainly due to lower ARPU resulting from price competition, but this year-on-year decline has slowed from the previous quarter.

On-net cable RGUs increased by 154,200 in the quarter (Q4-07: 206,200; Q1-07: 60,600). The strong year-on-year increase was due to a sharp decline in churn. RGU net additions were down sequentially for the reasons discussed further below.

Average monthly churn declined to 1.2% (Q4-07: 1.4%; Q1-07: 1.6%). We believe this partly reflected a range of operational improvements that we have made, including integrating billing systems, improving credit controls, increasing the quality of our products, and improving value for money for customers. As a result, gross customer disconnections of 176,500 in the quarter, were down 12% from the previous quarter and down 24% from the same quarter last year.

Gross on-net customer additions in the first quarter were 181,400, marginally down 2,900 compared to the same quarter last year.  Gross on-net customer additions were seasonally down by 43,700 on the previous quarter. As a result, the on-net customer base was 4.8m at the quarter-end, with net additions of 4,900 in the quarter. This represents a third sequential quarter of positive customer growth.

Cable ARPU declined slightly during the quarter to £41.91 (Q4-07: £42.24; Q1-07: £42.75). The previous quarter had included approximately 20 pence of ARPU relating to benefits such as Pay-Per-View sporting events and high telephony usage, which, as expected, did not recur in the first quarter. The rest of the sequential ARPU decline is due to a continuing shift of existing customers to lower priced bundles partly offset by cross-sell and up-sell.

Successful bundling and cross-sell was reflected in continued strong growth in triple-play penetration, which reached a record 51.3% at the quarter-end compared to 42.9% a year ago. Cable RGUs per customer also grew to 2.32 from 2.20 a year ago.

From June 1, 2008, we will be increasing some of our telephony, TV and bundle pricing which we expect to have a positive impact on ARPU in the third quarter. This will include a £1.50 per month increase in the price of our TV “XL” package and also an increase of £1.00 per month on most of our standard bundles. In order to provide better value for money for customers, over the last year we have increased and improved the VOD content available for free to our TV XL customers, including the launch of the BBC’s iPlayer service, as well as adding Setanta Sports channels which include live Premiership football at no additional cost. Many of our broadband customers are experiencing higher broadband speeds and we will be removing all charges on our broadband technical support lines in June.

In addition, as usual for the second quarter, churn is expected to increase seasonally, although we expect it to continue to remain significantly lower than the corresponding period in 2007.

Broadband (On-net)

Broadband net additions were 88,400 (Q4-07: 106,200; Q1-07: 87,900). We continue to emphasize the speed, quality and reliability of our broadband service to consumers. Net additions were slightly up year-on-year but down sequentially due to seasonally lower gross additions, partially offset by lower churn. However, in line with our increased upsell focus, the tier mix has improved and the number of subscribers on our top 20Mb tier has increased by over 80% in the last twelve months. Broadband remains our premier product where our superior network differentiates us from our DSL competitors. We are fully focused on maximizing the unique potential of our cable network to improve the consumer experience and are in the process of upgrading our 4Mb customers to 10Mb. We also plan to launch a 50Mb broadband service during the course of this year. This will mean that by the end of the year, we plan to have four tiers of broadband service at 2Mb, 10Mb, 20Mb and 50Mb, with top headline speeds well ahead of our DSL competitors.

Virgin Media now has 3.5m cable broadband subscribers which, together with 0.3m off-net broadband subscribers, make us the largest residential broadband provider in the UK.

Television

Total TV net additions were 36,800 in the quarter (Q4-07: 61,100; Q1-07: 36,100). As anticipated, this was lower than in the previous quarter partly due to alterations to acquisition offers in order to emphasize higher priced TV tiers.

1.6m of our TV customers are now using our VOD service on a monthly basis, representing a reach of 48%. Average views per user per month in the quarter were 24 compared to 23 in the previous quarter and 11 a year ago. Average monthly views were 36m in the quarter, up 10% on the previous quarter and up 155% on the same quarter last year.

In April 2008, we launched the BBC’s iPlayer service on our VOD platform offering hundreds of hours of BBC catch-up content. Developments like this give VOD a new impetus and help establish on-demand as a genuinely mainstream TV service.

During the quarter, we added a record 101,800 V+ DVR subscribers to reach an installed base of 364,200. This represents a penetration level of just 11% of our digital subscribers and so the growth opportunity remains strong. In addition, based on our experience, DVR subscribers and VOD users are less likely to churn.

The mix of TV subscribers improved during the quarter, with growth in the percentage of subscribers on our top basic tier. We believe that this growth continued to be positively affected by increased VOD content and usage and the addition of the Setanta Sports channels into our top basic tier.

Telephony (On-net)

Telephony net additions of 29,000 (Q4-07: 38,900; Q1-07: 63,400 net disconnects) were positive for the second successive quarter following a period of six quarters of subscriber losses. This was driven by our successful bundling of telephony with our broadband and TV products at the point of sale, along with continued cross-selling and reduced churn. Net additions were lower than in the previous quarter, primarily due to a seasonal reduction in gross additions partially offset by reduced churn.

Off-net

Consumer off-net revenue, which is included in total consumer revenue, was £17.2m (Q4-07: £17.1m; Q1-07: £17.3m). At the quarter-end, we had 279,500 off-net broadband subscribers, with a decrease of 7,800 in the quarter. Off-net telephony subscribers declined by 1,500 during the quarter and we now have a base of 102,400.

The primary reason for the subscriber declines is due to our disconnection of historic “Freedom” subscribers.  Freedom was one of the brand names under which we marketed broadband and telephone products not directly connected through our cable network. We have been migrating Freedom subscribers to the current Virgin Media off-net products over the last few quarters but due to changes in our billing platforms and the cost associated with continuing to support the Freedom billing platform, we disconnected the final 12,400 Freedom broadband subscribers and 20,200 Freedom telephony subscribers during the quarter.

Business

Business revenue was £160.7m (Q4-07: £163.0m; Q1-07: £163.0m) with the sequential revenue decline mainly due to lower voice and other retail revenue. The year-on-year revenue decline was mainly due to lower wholesale and voice revenue.

Consistent with our strategy to replace declining voice revenues with data revenues, we continue to experience a mix-shift in retail revenues from voice to data. Retail data revenue was £45.0m (Q4-07: £43.4m; Q1-07: £41.2m).  Retail voice revenue was £50.2m (Q4-07: £51.3m; Q1-07: £56.4m).

Other retail revenue in the quarter was £18.6m (Q4-07: £21.4m; Q1-07: £14.9m). The majority of this revenue is from infrastructure projects which are non-recurring in nature. Our largest infrastructure project is the provision of telecoms network equipment for Heathrow airport’s new Terminal 5, which contributed £9.7m of revenue in the first quarter compared to £9.0m in the previous quarter and £4.7m in the same quarter last year.

Wholesale revenue in the quarter was £46.9m (Q4-07: £46.9m; Q1-07: £50.5m). Revenue was down year-on-year due to a reduction in our ISP subscriber base and contract decline in mobile accounts.

Our main focus within Business is selling retail data services and we anticipate growth in this area in 2008 as compared to 2007. As previously discussed, we anticipate that revenue from the Heathrow airport contract will fall away in the second quarter of 2008 after the opening of Terminal 5. However, this contract was operating at a very low margin and, consequently, its completion will not have a significant impact on Cable OCF. As previously discussed, we anticipate that wholesale revenue will also decline in 2008 as compared to 2007 due to continued reduction in our ISP subscriber base and contract decline in mobile accounts, although at a slower rate than previously expected. As a result, total Business revenue for 2008 is expected to be lower than in 2007, although we continue to expect higher retail data revenue.

CABLE SEGMENT OCF

Cable segment OCF in the quarter was £301.9m (Q4-07: £309.5m; Q1-07: £266.8m).

OCF was up strongly compared to the same quarter last year, due mainly to a reduction in branding and marketing expense associated with the rebrand to Virgin Media in February 2007, plus other cost savings resulting from integration activities, partially offset by reduced revenue.

OCF was down compared to the previous quarter due mainly to lower Consumer and Business revenues. As expected, OCF was affected by higher employee incentive-based expense in the first quarter as compared to the previous quarter, reflecting our expectations that a greater percentage of performance targets will be achieved in 2008, compared with the level achieved in 2007.

MOBILE SEGMENT

Mobile Revenue

Mobile revenue in the quarter was £139.5m (Q4-07: £151.6m; Q1-07: £141.0m), comprising £134.5m service revenue (Q4-07: £142.0m; Q1-07: £136.0m) and £5.0m equipment revenue (Q4-07: £9.6m; Q1-07: £5.0m).

The sequential service revenue decline was mainly due to higher pre-pay churn and lower pre-pay ARPU.

The sequential decline in equipment revenue was due to both fewer handset sales, reflecting the usual fourth quarter peak in the run up to Christmas, and lower handset revenue per sale due to increased promotional activity.

Total mobile net disconnections in the quarter were 68,200 (Q4-07: 60,500 net adds; Q1-07: 61,300 net disconnects).

Contract net additions in the quarter were 59,400 (Q4-07: 47,500; Q1-07: 54,200) as we continued to successfully cross-sell mobile contracts to our Virgin Media cable customers.

Prepay net disconnections in the quarter were 127,600 (Q4-07: 13,000 net adds; Q1-07: 115,500 net disconnects). The sequential decline is due to a significant increase in churn due to increased competition.

Overall mobile ARPU for the quarter was £10.04 (Q4-07: £10.69; Q1-07: £10.07). ARPU was down sequentially due to lower prepay usage, partially offset by improved contract mix. Prepay usage was mainly lower due to increased competition.

Mobile OCF

Mobile OCF was £17.2m in the quarter (Q4-07: £17.8m; Q1-07: £26.7m). Mobile OCF was down compared to the same quarter last year due mainly to increased equipment costs related to higher handset volumes and increased interconnect costs due to increases in “in bundle” text and minute volumes.  Mobile OCF was relatively flat compared to the previous quarter as lower revenue was offset by lower commissions and other cost savings.

We are undertaking actions to improve Mobile prepay performance including selective price increases, better focused customer retention activity and efforts to reduce customer acquisition costs.

CONTENT SEGMENT

Content Revenue

The Content segment consists of VMtv and Sit-up.

Total Content segment revenue, after inter segment elimination, was £83.4m (Q4-07: £114.1m; Q1-07: £80.6m), comprising £28.4m (Q4-07: £27.3m; Q1-07: £29.3m) from VMtv and £55.0m (Q4-07: £86.8m; Q1-07: £51.3m) from Sit-up. VMtv sells channels to and receives subscriptions from the Virgin Media cable segment. As a result, for consolidation purposes, £6.3m of inter segment revenue has been eliminated in the quarter.

VMtv revenue was up from the previous quarter mainly due to increased advertising revenue. VMtv revenue was down slightly compared to the same quarter last year due to lower other revenue partially offset by increased advertising revenue. Other revenue was down by £4m relating to the loss of rights revenue from our Minotaur licensing business disposed of in July 2007.

The number of commercial impacts of VMtv’s channels for the quarter increased by 11% compared to the same quarter last year, reflecting the strong performance of its channels, positioning us well to take an increased share of the TV advertising market.

As expected, Sit-up revenue was seasonally lower than the previous quarter. Sit-up revenue was 7.2% higher compared to the same quarter last year due to increased sales volumes.

Content OCF

Content segment OCF in the quarter was £5.1m (Q4-07: £6.3m loss; Q1-07: £12.2m). Content OCF improved sequentially mainly due to the seasonal decrease in programming costs following the Christmas Holiday season, partially offset by the usual seasonal reduction in Sit-up. Content OCF was down compared to the same quarter last year, as that quarter had included the reversal of a historic accrual of £7.9m relating to the settlement of a legal claim.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC’s program library and other acquired programming and which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £6.2m in the quarter (Q4-07: £0.3m; Q1-07: £7.1m). UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating income or OCF.

UKTV is funded by a loan from Virgin Media, which was £148.7m at March 31, 2008. This loan effectively acts as a revolving facility for UKTV. Virgin Media made cash payments to UKTV in the form of loan capital drawdowns of £4.9m for the first quarter. Virgin Media received cash payments from UKTV in the quarter totaling £5.9m, which consisted of dividends, interest payments and payment for consortium tax relief.

Virgin Media’s investment in UKTV is carried on the balance sheet at March 31, 2008 at £376.4m, which includes the outstanding loan of £148.7m.

OPERATING COSTS (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION)

Operating costs (exclusive of depreciation and amortization) were £460.4m in the quarter (Q4-07: £491.6m; Q1-07: £449.3m). Costs were up compared to the same quarter last year mainly due to higher Mobile handset costs and higher VMtv programming costs due to the launch of Virgin 1 in October 2007. These costs were down sequentially mainly due to seasonally lower VMtv and Sit-up costs as well as lower Mobile commissions.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

SG&A was £217.2m in the quarter (Q4-07: £238.0m; Q1-07: £266.9m).

SG&A was down compared to the same quarter last year due mainly to a reduction in branding and marketing expense associated with the rebrand to Virgin Media in February 2007 and integration cost savings.

SG&A was down compared to the previous quarter mainly due to integration cost savings, partially offset by higher employee incentive-based expense.

Marketing expenses are expected to increase in the second quarter, partially due to a new television advertising campaign.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION AND OTHER CHARGES (OCF)

OCF was £324.2m in the quarter (Q4-07: £321.0m; Q1-07: £305.7m). The increase, compared to the same quarter last year, was mainly due to the increase in Cable OCF discussed above, partially offset by the declines in Mobile and Content OCF. The sequential increase was mainly due to the increase in Content OCF discussed above, partially offset by the decline in Cable OCF.

As expected, OCF was affected by higher employee incentive-based expense in the first quarter as compared to the previous quarter, reflecting our expectations that a greater percentage of performance targets will be achieved in 2008, compared with the level achieved in 2007.

OCF is a non-GAAP financial measure. See Appendix E for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

Operating Loss and Net Loss

Operating loss was £4.6m (Q4-07: £17.8m; Q1-07: £15.3m) with the year-on-year decrease mainly due to reduced SG&A, partially offset by increased operating costs. The sequential decrease is mainly due to reduced costs.

Net loss was £104.4m (Q4-07: £163.2m; Q1-07: £120.3m). The decrease in net loss compared to the same quarter last year was mainly due to a reduced operating loss. The sequential decrease was mainly due to a reduced operating loss, reduced interest expense and increased interest income and other, net arising as a result of decreased losses on disposal of fixed assets.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis) were £137.1m for the quarter (Q4-07: £140.3m; Q1-07: £154.9m).

This represents 13.7% of total revenue. Fixed asset additions (accrual basis) is down from the same quarter last year due mainly to integration cost savings.

The total purchase of fixed assets and intangible assets was £125.0m in the first quarter (Q4-07: £112.2m; Q1-07: £152.6m).

Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix E for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of March 31, 2008, long term debt (net of £32m current portion) was £5,983m. This consisted of £4,834m outstanding under our Senior Credit Facility, £1,045m of Senior Notes, and £104m of capital leases and other indebtedness. Cash and cash equivalents were £282m.

Cash interest paid (exclusive of amounts capitalized) was £142.1m in the quarter and £474.0m for the last twelve months.

Since the quarter-end, on April 16, 2008, we issued $1bn of 6.50% Convertible Senior Notes due 2016 and on April 22, 2008 used the net proceeds combined with existing cash reserves to prepay £261m of “A” loans and £243m of “B” loans under our senior credit facilities.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include: (1) the ability to compete with a range of other communications and content providers; (2) the ability to manage customer churn; (3) the continued right to use the Virgin name and logo; (4) the ability to maintain and upgrade our networks in a cost-effective and timely manner; (5) possible losses in revenues due to systems failures; (6) the ability to provide attractive programming at a reasonable cost; (7) the ability to control unauthorized access to our network; (8) the effect of technological changes on our businesses; (9) the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services; (10) the ability to achieve our business plans; (11) the ability to fund debt service obligations through operating cash flow; (12) the ability to obtain additional financing in the future and react to competitive and technological changes; (13) the ability to comply with restrictive covenants in our indebtedness agreements; and (14) the extent to which our future cash flow will be sufficient to cover our fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s Form 10-K filed with the SEC on February 29, 2008, as amended, and Virgin Media’s 10-Q to be filed with the SEC on or about May 9, 2008. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization and other charges (OCF), and (ii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business and our liquidity. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss) and purchase of fixed assets and purchase of intangible assets, respectively.

Please see Appendix E for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Appendices:

A)   Financial Statements

•  Condensed Consolidated Statements of Operations

•  Condensed Consolidated Balance Sheets

•  Condensed Consolidated Statements of Cash Flows

•  Quarterly Condensed Consolidated Statements of Operations

•  Additional Quarterly Condensed Cash Flow Information

B)    Group Residential Operations Statistics

C)    Segmental Analysis

D)    Fixed Asset Additions (Accrual Basis)

E)    Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)            FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except share and per share data)

	Three months ended
	March 31,
	2008	2007
	(unaudited)	(unaudited)

Revenue	1,001.8	1,021.9

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	460.4	449.3
Selling, general and administrative expenses	217.2	266.9
Other charges	4.6	11.6
Depreciation	231.5	232.1
Amortization	92.7	77.3
Total costs and expenses	1,006.4	1,037.2
Operating loss	(4.6)	(15.3)

Other income (expense)
Interest income and other, net	6.3	7.0
Interest expense	(123.4)	(118.5)
Share of income from equity investments	5.1	7.2
Foreign currency (losses) gains	(28.4)	3.3
Gains (losses) on derivative instruments	33.4	(0.5)
Loss before income taxes and minority interest	(111.6)	(116.8)
Income tax benefit (expense)	7.3	(3.5)
Minority interest	(0.1)	—
Net loss	(104.4)	(120.3)

Basic and diluted net loss per share	£(0.32)	£(0.37)

Dividends per share (in U.S. Dollars)	$0.04	$0.02

Average number of shares outstanding (in millions)	327.8	324.2

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(See Note)

Assets
Current assets
Cash and cash equivalents	282.3	321.4
Restricted cash	6.0	6.1
Accounts receivable - trade, less allowances for doubtful accounts of £18.7 (2008) and £19.5 (2007)	470.0	455.6
Inventory	99.5	75.4
Prepaid expenses and other current assets	102.9	94.8
Total current assets	960.7	953.3

Fixed assets, net	5,565.4	5,655.6
Goodwill and other indefinite-lived intangible assets	2,486.1	2,488.2
Intangible assets, net	725.8	816.7
Equity investments	376.2	368.7
Other assets, net of accumulated amortization of £50.5 (2008) and £45.0 (2007)	245.4	183.6
Total assets	10,359.6	10,466.1

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	351.4	372.9
Accrued expenses and other current liabilities	430.6	406.2
VAT and employee taxes payable	73.3	86.1
Restructuring liabilities	64.5	89.6
Interest payable	144.9	172.5
Deferred revenue	247.0	250.3
Current portion of long term debt	31.8	29.1
Total current liabilities	1,343.5	1,406.7

Long term debt, net of current portion	5,982.8	5,929.4
Deferred revenue and other long term liabilities	242.6	238.5
Defered income taxes	82.1	81.0
Total liabilities	7,651.0	7,655.6
Commitments and contingent liabilities
Minority interest	0.1	—
Shareholders’ equity
Common stock - $.01 par value; authorized 1,000.0 (2008 and 2007) shares; issued 329.0 (2008) and 328.9 (2007) and outstanding 328.0 (2008) and 327.5 (2007) shares	1.8	1.8
Additional paid-in capital	4,338.6	4,335.9
Accumulated other comprehensive income	154.9	148.6
Accumulated deficit	(1,786.8)	(1,675.8)
Total shareholders’ equity	2,708.5	2,810.5
Total liabilities and shareholders’ equity	10,359.6	10,466.1

Note:  The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Three months ended
	March 31,
	2008	2007

Operating activities
Net loss	(104.4)	(120.3)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	324.2	309.4
Non-cash interest	(22.9)	(45.5)
Non-cash compensation	2.1	7.2
Income from equity accounted investments, net of dividends received	(4.4)	(5.6)
Income taxes	(6.3)	5.5
Amortization of original issue discount and deferred finance costs	5.5	5.9
Unrealized foreign currency losses (gains)	26.9	(1.1)
(Gains) losses on derivative instruments	(33.4)	0.5
Other	0.1	0.3

Changes in operating assets and liabilities	(82.1)	(51.6)

Net cash provided by operating activities	105.3	104.7

Investing activities
Purchase of fixed and intangible assets	(125.0)	(152.6)
Principal (drawdowns) repayments on loans to equity investments	(4.9)	5.1
Acquisitions, net of cash acquired	—	(1.0)
Other	0.3	0.6
Net cash used in investing activites	(129.6)	(147.9)

Financing activities
New borrowings, net of financing fees	—	(0.1)
Proceeds from employee stock option exercises	0.6	0.4
Principal payments on long term debt and capital leases	(8.8)	(6.2)
Dividends paid	(6.6)	(3.3)
Net cash used in financing activities	(14.8)	(9.2)

Effect of exchange rate changes on cash and cash equivalents	—	(1.0)

Decrease in cash and cash equivalents	(39.1)	(53.4)
Cash and cash equivalents, at beginning of period	321.4	418.5
Cash and cash equivalents, at end of period	282.3	365.1

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	142.1	155.0

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except share and per share data) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2008	2007	2007	2007	2007

Revenue	1,001.8	1,050.6	1,006.2	995.0	1,021.9

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	460.4	491.6	454.0	435.1	449.3
Selling, general and administrative expenses	217.2	238.0	210.7	244.6	266.9
Other charges (income)	4.6	22.9	(8.9)	3.1	11.6
Depreciation	231.5	235.5	225.7	231.6	232.1
Amortization	92.7	80.4	78.0	77.6	77.3
Total costs and expenses	1,006.4	1,068.4	959.5	992.0	1,037.2
Operating (loss) income	(4.6)	(17.8)	46.7	3.0	(15.3)

Other income (expense)
Interest income and other, net	6.3	(6.1)	10.8	7.8	7.0
Interest expense	(123.4)	(139.7)	(127.9)	(128.1)	(118.5)
Share of income (loss) from equity investments	5.1	(0.8)	6.0	5.3	7.2
Foreign currency (losses) gains	(28.4)	(2.7)	2.2	2.3	3.3
Loss on extinguishment of debt	—	(2.1)	—	(1.1)	—
Gains (losses) on derivative instruments	33.4	(1.8)	0.8	(1.0)	(0.5)
Loss before income taxes and minority interest	(111.6)	(171.0)	(61.4)	(111.8)	(116.8)
Income tax benefit (expense)	7.3	7.8	0.4	(7.2)	(3.5)
Minority interest	(0.1)	—	—	—	—
Net loss	(104.4)	(163.2)	(61.0)	(119.0)	(120.3)

Basic and diluted net loss per share	£(0.32)	£(0.50)	£(0.19)	£(0.37)	£(0.37)

Average number of shares outstanding (in millions)	327.8	327.4	326.4	325.5	324.2

ADDITIONAL QUARTERLY CONDENSED CASH FLOW INFORMATION

(in £ millions) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2008	2007	2007	2007	2007

Operating activities
Net loss	(104.4)	(163.2)	(61.0)	(119.0)	(120.3)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	324.2	315.9	303.7	309.2	309.4
Non-cash interest	(22.9)	25.4	37.5	(18.0)	(45.5)
Non-cash compensation	2.1	3.4	(0.2)	7.1	7.2
Income from equity accounted investments, net of dividends received	(4.4)	1.7	(3.3)	(3.6)	(5.6)
Income taxes	(6.3)	1.6	—	7.2	5.5
Amortization of original issue discount and deferred finance costs	5.5	5.8	5.7	5.7	5.9
Unrealized foreign currency losses (gains)	26.9	(2.3)	0.8	(0.1)	(1.1)
(Gains) losses on derivative instruments	(33.4)	1.8	(0.8)	1.0	0.5
Other	0.1	15.6	(2.8)	0.9	0.3

Changes in operating assets and liabilities	(82.1)	62.2	(55.9)	(72.0)	(51.6)

Net cash provided by operating activities	105.3	267.9	223.7	118.4	104.7

Investing activities
Purchase of fixed and intangible assets	(125.0)	(112.2)	(137.8)	(133.6)	(152.6)
Principal (drawdowns) repayments on loans to equity investments	(4.9)	1.9	8.3	1.1	5.1
Acquisitions, net of cash acquired	—	—	—	—	(1.0)
Other	0.3	4.6	4.3	1.5	0.6
Net cash used in investing activites	(129.6)	(105.7)	(125.2)	(131.0)	(147.9)

Financing activities
New borrowings, net of financing fees	—	—	—	874.6	(0.1)
Proceeds from employee stock option exercises	0.6	3.6	7.4	3.6	0.4
Principal payments on long term debt and capital leases	(8.8)	(204.0)	(12.1)	(947.2)	(6.2)
Dividends paid	(6.6)	(6.4)	(6.5)	(5.0)	(3.3)
Net cash used in financing activities	(14.8)	(206.8)	(11.2)	(74.0)	(9.2)

Effect of exchange rate changes on cash and cash equivalents	—	2.0	(0.4)	(1.4)	(1.0)

(Decrease) increase in cash and cash equivalents	(39.1)	(42.6)	86.9	(88.0)	(53.4)
Cash and cash equivalents, at beginning of period	321.4	364.0	277.1	365.1	418.5
Cash and cash equivalents, at end of period	282.3	321.4	364.0	277.1	365.1

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	142.1	106.1	85.8	140.0	155.0

B)                                   GROUP RESIDENTIAL OPERATIONS STATISTICS

(data in 000’s)

	Q1-08	Q4-07	Q3-07	Q2-07	Q1-07
Group RGUs (1)
Opening RGUs	11,690.9	11,418.8	11,232.1	11,168.9	11,023.8
Data Cleanse (2)	—	—	—	4.2	—
Adjusted Opening RGUs	11,690.9	11,418.8	11,232.1	11,173.1	11,023.8
Net RGU adds	204.3	272.1	186.7	59.0	145.1
Closing Group RGUs (1)	11,895.2	11,690.9	11,418.8	11,232.1	11,168.9

Group RGUs (1)
Telephone
On-net	4,060.4	4,031.4	3,992.5	3,993.8	4,050.6
Off-net	102.4	103.9	90.5	75.5	65.1
	4,162.8	4,135.3	4,083.0	4,069.3	4,115.7

On-net TV	3,514.9	3,478.1	3,417.0	3,396.6	3,390.0
On-net DTV	3,311.4	3,253.5	3,167.0	3,125.3	3,081.1

Broadband
On-net	3,502.3	3,413.9	3,307.7	3,191.9	3,146.4
Off-net	279.5	287.3	282.3	275.2	270.5
	3,781.8	3,701.2	3,590.0	3,467.1	3,416.9
Mobile
Contract	435.7	376.3	328.8	299.1	246.3

Total RGUs (1)	11,895.2	11,690.9	11,418.8	11,232.1	11,168.9

Net RGU adds (1) & (2)
Telephone
On-net	29.0	38.9	(1.3)	(56.9)	(63.4)
Off-net	(1.5)	13.4	15.0	10.4	20.6
	27.5	52.3	13.7	(46.5)	(42.8)

On-net TV	36.8	61.1	20.4	2.2	36.1
On-net DTV	57.9	86.5	41.7	40.0	75.2

Broadband
On-net	88.4	106.2	115.8	45.8	87.9
Off-net	(7.8)	5.0	7.1	4.7	9.7
	80.6	111.2	122.9	50.5	97.6
Mobile
Contract	59.4	47.5	29.7	52.8	54.2

Total Net RGU adds (1)	204.3	272.1	186.7	59.0	145.1

Notes

(1)                   The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, below.

(2)                   Data cleanse activity in Q2-07 resulted in an increase of 4,200 RGUs, comprised of an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs. Net RGU adds above exclude the data cleanse increases/decrease.

RESIDENTIAL CABLE OPERATIONS STATISTICS (excluding Off-net and Mobile)

(data in 000’s except percentages, RGU/Customer and ARPU)

	Q1-08	Q4-07	Q3-07	Q2-07	Q1-07
Customers
Opening Customers	4,774.7	4,750.3	4,737.3	4,807.6	4,854.5
Gross customer adds	181.4	225.1	256.5	191.9	184.3
Total Customer disconnections	(176.5)	(200.7)	(243.5)	(262.2)	(231.2)
Net customer adds	4.9	24.4	13.0	(70.3)	(46.9)
Closing Customers	4,779.6	4,774.7	4,750.3	4,737.3	4,807.6

Monthly customer churn %	1.2%	1.4%	1.7%	1.8%	1.6%

Cable RGUs
Opening Cable RGUs	10,923.4	10,717.2	10,582.3	10,587.0	10,526.4
Data Cleanse (1)	—	—	—	4.2	—
Adjusted Opening Cable RGUs	10,923.4	10,717.2	10,582.3	10,591.2	10,526.4
Net Cable RGU adds	154.2	206.2	134.9	(8.9)	60.6
Closing Cable RGUs	11,077.6	10,923.4	10,717.2	10,582.3	10,587.0

Net Cable RGU Adds (1)
Telephone	29.0	38.9	(1.3)	(56.9)	(63.4)
Television	36.8	61.1	20.4	2.2	36.1
DTV	57.9	86.5	41.7	40.0	75.2
Broadband	88.4	106.2	115.8	45.8	87.9
Total Net Cable RGU Adds	154.2	206.2	134.9	(8.9)	60.6

Cable Revenue Generating Units (RGUs)
Telephone	4,060.4	4,031.4	3,992.5	3,993.8	4,050.6
Television	3,514.9	3,478.1	3,417.0	3,396.6	3,390.0
DTV	3,311.4	3,253.5	3,167.0	3,125.3	3,081.1
Broadband	3,502.3	3,413.9	3,307.7	3,191.9	3,146.4
Total Cable RGUs	11,077.6	10,923.4	10,717.2	10,582.3	10,587.0

Cable RGU / Customer	2.32	2.29	2.26	2.23	2.20

Bundled Customers
Dual Cable RGU	1,394.9	1,423.3	1,506.0	1,563.0	1,657.7
Triple Cable RGU	2,451.6	2,362.6	2,230.5	2,141.0	2,061.2
Percentage of dual or triple Cable RGUs	80.5%	79.3%	78.7%	78.2%	77.4%
Percentage of triple Cable RGUs	51.3%	49.5%	47.0%	45.2%	42.9%

Cable ARPU (2)	£41.91	£42.24	£41.55	£42.16	£42.75
ARPU calculation:
On-net revenues	£601,000	£604,700	£590,500	£603,100	£620,000
Average customers	4,780.2	4,771.7	4,737.1	4,768.0	4,834.9

Homes Marketable On-net (3)
Telephone	12,309.0	12,313.8	12,353.5	12,349.5	12,348.2
Television - Total	12,578.1	12,586.8	12,701.5	12,697.4	12,696.2
Television - DTV	11,990.2	11,993.8	12,050.5	12,046.5	12,045.2
Broadband	12,054.7	12,058.2	11,807.0	11,803.0	11,801.7
Total homes	12,578.1	12,586.8	12,701.5	12,697.4	12,696.2

Penetration of Homes Marketable On-net
Telephone	33.0%	32.7%	32.3%	32.3%	32.8%
Television - Total	27.9%	27.6%	26.9%	26.8%	26.7%
Television - DTV	27.6%	27.1%	26.3%	25.9%	25.6%
Broadband	29.1%	28.3%	28.0%	27.0%	26.7%
Total Customer	38.0%	37.9%	37.4%	37.3%	37.9%

Notes

(1)                   Data cleanse activity in Q2-07 did not result in a change in customer numbers but did result in an increase of 4,200 RGUs comprised of an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs. Net RGU adds above exclude the data cleanse increases/decrease.

(2)                   Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three.

(3)                   Homes marketable on-net represents management’s estimate of homes passed by our cable network that are capable of taking our respective products.

CABLE SEGMENT OFF-NET OPERATIONS STATISTICS

(data in 000’s)

	Q1-08	Q4-07	Q3-07	Q2-07	Q1-07
Off-net RGUs
Opening RGUs
Telephone	103.9	90.5	75.5	65.1	44.5
Broadband	287.3	282.3	275.2	270.5	260.8
	391.2	372.8	350.7	335.6	305.3

Net RGU adds
Telephone	(1.5)	13.4	15.0	10.4	20.6
Broadband	(7.8)	5.0	7.1	4.7	9.7
	(9.3)	18.4	22.1	15.1	30.3

Closing RGUs
Telephone	102.4	103.9	90.5	75.5	65.1
Broadband	279.5	287.3	282.3	275.2	270.5
	381.9	391.2	372.8	350.7	335.6

MOBILE OPERATIONS STATISTICS

(data in 000’s except ARPU)

	Q1-08	Q4-07	Q3-07	Q2-07	Q1-07
Mobile Customers (1)
Opening Customers
Prepay	4,115.1	4,102.1	4,115.9	4,215.2	4,330.7
Contract	376.3	328.8	299.1	246.3	192.1
	4,491.4	4,430.9	4,415.0	4,461.5	4,522.8
Net customer adds
Prepay	(127.6)	13.0	(13.8)	(99.3)	(115.5)
Contract	59.4	47.5	29.7	52.8	54.2
	(68.2)	60.5	15.9	(46.5)	(61.3)
Closing Mobile Customers (1)
Prepay	3,987.5	4,115.1	4,102.1	4,115.9	4,215.2
Contract	435.7	376.3	328.8	299.1	246.3
	4,423.2	4,491.4	4,430.9	4,415.0	4,461.5

Mobile monthly ARPU (2)	£10.04	£10.69	£11.11	£10.70	£10.07
ARPU calculation:
Service revenue	£134,500	£142,000	£147,300	£142,300	£136,000
Average customers	4,465.2	4,429.2	4,417.9	4,434.7	4,499.3

Notes

(1)                   Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 90 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(2)                   Mobile monthly ARPU is calculated on service revenue for the period divided by the average number of active customers for the period, divided by three.

C) SEGMENTAL ANALYSIS

(in £ millions) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2008	2007	2007	2007	2007

Revenue
Cable segment
Consumer	618.8	623.2	608.4	620.2	638.1
Business	160.8	163.1	160.1	155.9	163.1
Total	779.6	786.3	768.5	776.1	801.2
Inter segment revenue	(0.7)	(1.4)	(0.8)	(1.0)	(0.9)
	778.9	784.9	767.7	775.1	800.3
Mobile segment
Virgin Mobile	139.5	151.6	158.7	146.3	141.0
Content segment
Virgin Media TV	34.7	33.5	33.2	32.0	35.2
Sit-up	55.0	86.8	52.8	47.7	51.3
Total	89.7	120.3	86.0	79.7	86.5
Inter segment revenue	(6.3)	(6.2)	(6.2)	(6.1)	(5.9)
	83.4	114.1	79.8	73.6	80.6

Total revenue	1,001.8	1,050.6	1,006.2	995.0	1,021.9

Segment OCF (1)
Cable segment OCF	301.9	309.5	303.5	282.5	266.8
Mobile segment OCF	17.2	17.8	31.5	32.7	26.7
Content segment OCF	5.1	(6.3)	6.5	0.1	12.2
OCF (Total)	324.2	321.0	341.5	315.3	305.7

Note:

(1)                   Segment OCF includes inter segment revenue and costs as applicable. OCF (Total) is a non-GAAP financial measure - see Appendix E.

D)  FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2008	2007	2007	2007	2007

NCTA Fixed Asset Additions
CPE	62.5	53.3	49.1	58.9	62.5
Scaleable infrastructure	29.1	33.7	28.4	35.7	33.5
Commercial	18.9	17.1	17.1	18.5	15.4
Line extensions	0.5	0.6	0.1	—	—
Upgrade/rebuild	0.8	6.4	2.1	4.0	3.5
Support capital	20.3	24.9	25.1	29.6	38.0
Total NCTA Fixed Asset Additions	132.1	136.0	121.9	146.7	152.9

Non NCTA Fixed Asset Additions	5.0	4.3	6.3	9.5	2.0

Total Fixed Asset Additions (Accrual Basis)	137.1	140.3	128.2	156.2	154.9

Fixed assets acquired under capital leases	(22.7)	(17.9)	(12.7)	(8.6)	(6.6)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	10.6	(10.2)	22.3	(14.0)	4.3

Total Purchase of Fixed Assets and Intangible Assets	125.0	112.2	137.8	133.6	152.6

Comprising:
Purchase of Fixed Assets	123.2	104.5	137.7	133.5	151.0
Purchase of Intangible Assets	1.8	7.7	0.1	0.1	1.6
	125.0	112.2	137.8	133.6	152.6

Note

Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes. Fixed Asset Additions (Accrual Basis) are from continuing operations. See Appendix E for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP Purchase of Fixed Assets and Purchase of Intangible Assets.

E)  USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i)  Operating income before depreciation, amortization and other charges (OCF)

Operating income before depreciation, amortization and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognised under GAAP.  OCF represents our earnings before interest, taxes, depreciation and amortization, other charges, share of income from equity investments, loss on extinguishment of debt, loss on derivative instruments and foreign currency transaction gains (losses). Our management, including our chief executive officer, who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare OCF with other companies’ non-GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization and other charges (OCF) to GAAP operating income (loss)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in £ millions) (unaudited)	2008	2007	2007	2007	2007

Operating income before depreciation, amortization and other charges (OCF)	324.2	321.0	341.5	315.3	305.7

Reconciling items
Depreciation and amortization	(324.2)	(315.9)	(303.7)	(309.2)	(309.4)
Other (charges) income	(4.6)	(22.9)	8.9	(3.1)	(11.6)
Operating (loss) income	(4.6)	(17.8)	46.7	3.0	(15.3)

(ii) Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets and intangible assets as measured on an accrual basis. Our business is underpinned by significant investment in network infrastructure and information technology. Our management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in the Statement of Cash Flows. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed assets and purchase of intangible assets is that  Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital. Fixed Asset Additions (Accrual Basis) also includes fixed assets acquired under capital leases.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed assets and purchase of intangible assets

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in £ millions) (unaudited)	2008	2007	2007	2007	2007

Fixed Asset Additions (Accrual Basis)	137.1	140.3	128.2	156.2	154.9

Fixed assets acquired under capital leases	(22.7)	(17.9)	(12.7)	(8.6)	(6.6)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	10.6	(10.2)	22.3	(14.0)	4.3
Total Purchase of Fixed Assets and Intangible Assets	125.0	112.2	137.8	133.6	152.6
Comprising:
Purchase of fixed assets	123.2	104.5	137.7	133.5	151.0
Purchase of intangible assets	1.8	7.7	0.1	0.1	1.6
	125.0	112.2	137.8	133.6	152.6